UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): December 14, 2007 athenahealth, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-33689	04-3387530

(Commission File Number)	(IRS Employer Identification No.)

311 Arsenal Street
Watertown, Massachusetts	02472

(Address of Principal Executive Offices)	(Zip Code)

(781) 402-1000

(Registrant’s Telephone Number, Including Area Code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
     On December 14, 2007, athenahealth, Inc. (the “Company”) announced that Todd Park will assume the role of Chief Athenista, in connection with which he will focus on long-term strategy, effective January 1, 2008. In his new role, Mr. Park will be stepping down from the senior leadership team and no longer have responsibility for day-to-day management affairs. He will continue to report to Jonathan Bush, athenahealth’s Chairman and CEO.
     Mr. Park was also appointed to the board of directors effective January 1, 2008 and will serve as a Class III director and hold office until the annual meeting of stockholders to be held in the year 2010 or until his earlier death, resignation or removal. In connection with Mr. Park’s joining the board of directors, he was awarded an option to purchase 40,000 shares of common stock. In accordance with the Company’s equity award policy, these options will be priced effective as of the first trading day in February 2008.
     In addition, the Company announced the hiring of Robert Cosinuke as Chief Marketing Officer, in which capacity he will lead the Company’s marketing and product development initiatives. Mr. Cosinuke was previously a co-founder and a regional president of Digitas, Inc. Effective January 1, 2008, Mr. Cosinuke will join the senior leadership team and report directly to Mr. Bush.
     In connection with these organizational changes, also effective January 1, 2008, each of Robert Hueber, Senior Vice President of Sales, and Nancy Brown, Senior Vice President of Business Development and Government Affairs, will join the senior leadership team, also reporting directly to Mr. Bush.
     A copy of the press release is attached hereto as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits
     (d) Exhibits

Exhibit No.	Description
99.1	Press Release issued December 14, 2007

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATHENAHEALTH, INC.

Dated: December 17, 2007	By:	/s/ Christopher E. Nolin

Name: Christopher E. Nolin
Title: Senior Vice President,
General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Releases issued December 14, 2007